Exhibit 10.7

GLASSBRIDGE ENTERPRISES, INC.

2023 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT made as of ___________ __, ___________ [insert date on which Committee approves the Restricted Stock Unit grants] (the “Grant Date”), by and between GlassBridge Enterprises, Inc. (the “Company”), and Daniel Strauss (the “Awardee”).

WITNESSETH:

WHEREAS, the Company has adopted and maintains the GlassBridge Enterprises, Inc. 2023 Equity Incentive Plan, effective September 22, 2023 (the “Plan”), and

WHEREAS, the Committee has authorized the award to the Awardee of Restricted Stock Units under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided,

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:

1. Plan. This Restricted Stock Unit Award is made pursuant to the terms of the Plan which are incorporated herein by reference. Terms used in this Agreement which are defined in the Plan shall have the same meaning as set forth in the Plan.

2. Award of Restricted Stock Units. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Awardee [____] Restricted Stock Units. All such Restricted Stock Units shall be subject to the restrictions and forfeiture provisions contained in Sections 3, 5 and 6, such restrictions and forfeiture provisions to become effective immediately upon execution of this Agreement by the parties hereto.

3. Vesting. Except as provided below and subject to the Awardee’s continued service with the Company for the applicable vesting period, the Restricted Stock Units shall vest as follows: [Vesting Schedule].

4. Payment of Restricted Stock Units. Subject to the terms and conditions set forth in this Agreement and the Plan and upon satisfaction of the vesting requirement as provided in Section 3, the Awardee shall be entitled to receive a cash payment equal to the Fair Market Value of a Share for each Restricted Stock Unit. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the Restricted Stock Unit first becomes vested (i.e., no longer subject to a “substantial risk of forfeiture”).

5. Restrictions on Transfer. The Restricted Stock Units shall not be transferable unless and until (and solely to the extent) the Awardee satisfies the vesting requirements contained herein. To the extent the above vesting requirements are not satisfied, the nonvested Restricted Stock Units shall be forfeited by the Awardee.

6. Termination of Service. In the event of the Awardee’s Termination of Service with the Company or an Affiliate, as applicable, for any reason prior to vesting of the Restricted Stock Units, the terms of Article VI of the Plan shall control.

7. [Change of Control. Notwithstanding the vesting requirements contained in Section 3, upon a Change of Control, all of the Restricted Stock Units shall automatically become fully vested as of the date of such Change of Control.]1

8. No Rights as a Shareholder. A Restricted Stock Unit shall not constitute an equity interest in the Company and shall not entitle the Awardee to voting rights, dividends or any other rights associated with ownership of Shares prior to the time the Awardee shall receive a distribution of Shares with respect to the Restricted Stock Unit.

9. Regulation by the Committee. This Agreement and the Restricted Stock Units shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Awardee.

10. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with, or be exempt from, Section 409A. The Company may amend this Agreement as may be necessary to fully comply with, or be exempt from, Section 409A and all related rules and regulations in order to preserve the payments provided hereunder. Notwithstanding the foregoing, the Company shall have no liability to the Awardee or any party for any payment made pursuant to this Agreement that is determined to result in an additional tax, penalty, or interest under Code Section 409A, nor for reporting or taking in good faith any tax position with respect to such payment under Code Section 409A.

11. Withholding. The Company or an Affiliate shall be entitled to deduct and withhold the minimum amount necessary in connection with the Awardee’s Restricted Stock Unit Award to satisfy its withholding obligations under any and all applicable federal, state and/or local tax rules or regulations.

12. Amendment. The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would materially and adversely impair the Awardee’s rights or entitlements with respect to the Restricted Stock Units shall be effective without the prior written consent of the Awardee.

13. Awardee Acknowledgment. Awardee acknowledges and agrees that the vesting of Restricted Stock Units pursuant to this Agreement is earned only by continuing service with the Company. Awardee further acknowledges and agrees that nothing in this Agreement, nor in the Plan shall confer upon the Awardee any right to continue in the service of the Company, nor shall it interfere in any way with Awardee’s right or the Company’s right to terminate Awardee’s service at any time, with or without Cause. Awardee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof. Awardee has reviewed the Plan and this Award in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award and fully understands all provisions of the Award. By executing this Agreement, the Awardee hereby agrees to be bound by all of the terms of both the Plan and this Agreement.

1 Note to Draft. Treatment on change of control to be confirmed.

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GLASSBRIDGE ENTERPRISES, INC.

By:
Date
Its:

AWARDEE

Date

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